Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

    Ryerson Tull, Inc.:

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Ryerson Tull, Inc. and its subsidiaries at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 12 to the consolidated financial statements, on January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Chicago, Illinois February 18, 2004, except for Note 18, for which the date is December 21, 2004

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND REINVESTED EARNINGS

(Dollars in millions, except per share data)

	Year ended December 31,
	2003	2002	2001
Net sales	$2,189.4	$2,096.5	$2,243.5
Cost of materials sold	1,766.7	1,685.9	1,841.1

Gross profit	422.7	410.6	402.4
Warehousing and delivery	226.4	226.6	245.8
Selling, general and administrative	187.5	196.6	203.8
Goodwill amortization	—	—	5.0
Adjustment to the gain on sale of Inland Engineered Materials Corporation	—	8.5	—
Restructuring and plant closure costs	6.2	2.7	19.4
(Gain) loss on sale of foreign interests	—	(4.1)	3.3
Write-off of investment in MetalSite, Inc.	—	—	1.0
Gain on sale of assets	—	(10.9)	(1.3)

Operating profit (loss)	2.6	(8.8)	(74.6)
Other expense:
Other income and expense, net	0.1	(1.4)	(5.9)
Shares received on demutualization of insurance company	—	5.1	—
Interest and other expense on debt	(18.8)	(14.6)	(19.3)

Income (loss) before income taxes	(16.1)	(19.7)	(99.8)
Provision (benefit) for income taxes (Note 11)	(2.0)	(7.3)	(39.6)

Income (loss) from continuing operations	(14.1)	(12.4)	(60.2)
Discontinued operations—Inland Steel Company
Gain (loss) on sale (net of tax benefit of $1.0 in 2002)	—	(1.7)	—

Income (loss) before cumulative effect of change in accounting principle	(14.1)	(14.1)	(60.2)
Cumulative effect of change in accounting principle (net of tax benefit of $8.9 in 2002)	—	(82.2)	—

Net income (loss)	(14.1)	(96.3)	(60.2)
Dividend requirements for preferred stock	0.2	0.2	0.2

Net income (loss) applicable to common stock	$(14.3)	$(96.5)	$(60.4)

Per share of common stock
Basic:
Income (loss) from continuing operations	$(0.58)	$(0.51)	$(2.44)
Inland Steel Company—gain (loss) on sale	—	(0.07)	—
Cumulative effect of change in accounting principle	—	(3.31)	—

Basic earnings (loss) per share	$(0.58)	$(3.89)	$(2.44)

Diluted:
Income (loss) from continuing operations	$(0.58)	$(0.51)	$(2.44)
Inland Steel Company—gain (loss) on sale	—	(0.07)	—
Cumulative effect of change in accounting principle	—	(3.31)	—

Diluted earnings (loss) per share	$(0.58)	$(3.89)	$(2.44)

Retained earnings at beginning of year	$339.9	$441.4	$506.8
Net income (loss) for the year	(14.1)	(96.3)	(60.2)
Dividends declared:
Common ($0.20 per share)	(4.9)	(5.0)	(5.0)
Preferred ($2.40 per share)	(0.2)	(0.2)	(0.2)

Retained earnings at end of year	$320.7	$339.9	$441.4

See Notes to Consolidated Financial Statements on pages 6-34.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Increase (decrease) in Cash Year ended December 31
	2003	2002	2001
Operating Activities
Net income (loss)	$(14.1)	$(96.3)	$(60.2)

Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	23.9	25.0	31.8
Deferred income taxes	5.9	12.6	(7.2)
Deferred employee benefit funding/cost	(47.1)	(3.5)	(2.1)
Restructuring and plant closure costs, net of cash payments	2.2	(0.7)	16.1
(Gain) loss from sale of ISC, net of tax	—	1.7	—
(Gain) loss on the sale of foreign interests	—	(4.1)	3.3
Write-off of investment in MetalSite, Inc.	—	—	1.0
Gain from sale of assets	—	(10.9)	(1.3)
Shares received on demutualization of insurance company (Note 14)	—	(5.1)	—
Cumulative effect of change in accounting principle	—	82.2	—
Change in:
Receivables	(29.3)	(108.9)	168.8
Inventories	16.0	(54.1)	176.7
Other assets and income tax receivable	(1.3)	4.8	2.0
Accounts payable	42.0	4.3	(21.2)
Other accrued liabilities	(13.2)	11.7	(33.0)
Other items	2.4	(0.3)	(2.3)

Net adjustments	1.5	(45.3)	332.6

Net cash provided by (used for) operating activities	(12.6)	(141.6)	272.4

Investing Activities
Capital expenditures	(19.4)	(10.5)	(13.4)
Unrestricted proceeds from the sale of short-term investment (Note 14)	—	5.7	—
Investment in joint venture	(3.4)	—	—
Proceeds from sale of investment in joint venture	—	4.1	2.9
Proceeds from sales of assets	5.0	12.0	5.1

Net cash provided by (used for) investing activities	(17.8)	11.3	(5.4)

Financing Activities
Long-term debt issued	—	120.0	—
Long-term debt retired	—	—	(142.2)
Proceeds from credit facility borrowings	355.0	—	—
Repayments of credit facility borrowings	(195.0)	—	—
Net short-term proceeds/(repayments) under credit facility	(114.0)	—	(97.0)
Borrowing agreement issuance costs	—	(5.4)	(3.0)
Net increase/(decrease) in book overdrafts	(9.4)	13.1	(22.9)
Dividends paid	(5.1)	(5.2)	(5.2)
Acquisition of treasury stock	—	(0.1)	—

Net cash provided by (used for) financing activities	31.5	122.4	(270.3)

Net increase (decrease) in cash and cash equivalents	1.1	(7.9)	(3.3)
Cash and cash equivalents—beginning of year	12.6	20.5	23.8

Cash and cash equivalents—end of year	$13.7	$12.6	$20.5

Supplemental Disclosures
Cash paid (received) during the year for:
Interest	$17.3	$11.3	$23.9
Income taxes, net	(12.1)	(27.3)	(23.5)

See Notes to Consolidated Financial Statements on pages 6-34.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEET

(Dollars in millions)

	At December 31
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$13.7	$12.6
Restricted cash (Note 14)	1.1	1.2
Receivables less provision for allowances, claims and doubtful accounts of $11.7 and $9.9, respectively	257.8	228.5
Inventories (Note 2)	437.6	453.6
Income taxes receivable	4.2	—

Total current assets	714.4	695.9
Investments and advances	11.4	7.1
Property, plant and equipment, at cost, less accumulated depreciation (see details on page 32)	225.0	233.0
Deferred income taxes (Note 11)	146.0	147.7
Intangible pension asset (Note 9)	10.2	7.4
Deferred charges and other assets	7.4	10.4

Total assets	$1,114.4	$1,101.5

Liabilities
Current liabilities:
Accounts payable	$144.9	$112.2
Accrued liabilities:
Salaries, wages and commissions	18.3	18.6
Taxes	11.0	7.9
Interest on debt	4.8	4.4
Terminated facilities costs (Note 10)	6.8	7.0
Other accrued liabilities	11.0	24.8
Deferred income taxes (Note 11)	14.2	15.5

Total current liabilities	211.0	190.4
Long-term debt (Note 4)	266.3	220.4
Deferred employee benefits (Note 9)	254.8	285.1

Total liabilities	732.1	695.9
Commitments and contingencies (Note 16)

Stockholders’ Equity
Preferred stock, $1.00 par value, 15,000,000 shares authorized for all series, aggregate liquidation value of $3.5 in 2003 and 2002 (Note 5)	0.1	0.1
Common stock, $1.00 par value; authorized—100,000,000 shares; issued—50,556,350 shares (Notes 5 through 7)	50.6	50.6
Capital in excess of par value (Note 5)	861.2	861.7
Retained earnings	320.7	339.9
Restricted stock awards	(0.1)	(0.2)
Treasury stock at cost—Common stock of 25,730,465 shares in 2003 and 25,741,662 shares in 2002 (Note 5)	(752.0)	(752.5)
Accumulated other comprehensive income (Note 5)	(98.2)	(94.0)

Total stockholders’ equity	382.3	405.6

Total liabilities and stockholders’ equity	$1,114.4	$1,101.5

See Notes to Consolidated Financial Statements on pages 6-34.

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Dollars in millions)

	Year ended December 31
	2003	2002	2001
Net income (loss)	$(14.1)	$(96.3)	$(60.2)
Other comprehensive income (loss):
Foreign currency translation adjustments	4.3	(0.1)	2.2
Minimum pension liability adjustment, net of tax benefit of $5.1 in 2003, $29.5 benefit in 2002 and $29.6 benefit in 2001	(8.5)	(44.7)	(47.1)

Comprehensive income (loss)	$(18.3)	$(141.1)	$(105.1)

SCHEDULES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions)

	At December 31
	2003	2002
Property, Plant and Equipment
Land and land improvements	$27.5	$28.2
Buildings, machinery and equipment	562.5	563.8
Transportation equipment	2.4	2.4

Total	592.4	594.4
Less: Accumulated depreciation	367.4	361.4

Net property, plant and equipment	$225.0	$233.0

See Notes to Consolidated Financial Statements on pages 6-34.

STATEMENT OF ACCOUNTING AND FINANCIAL POLICIES

Principles of Consolidation.    The Company consolidates entities in which it owns or controls more than 50% of the voting shares. All significant intercompany balances and transactions have been eliminated in consolidation. In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (FIN 46). FIN 46 requires that factors in addition to the voting interest in an entity be considered in determining whether an entity should be consolidated. In preparing these financial statements, the Company was required to apply the provisions of FIN 46 to transactions entered into after January 31, 2003.

Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to financial statements. Changes in such estimates may affect amounts reported in future periods.

Reclassification.    Certain items previously reported have been reclassified to conform with the 2003 presentation.

Revenue Recognition.    Revenue is recognized in accordance with SAB 101, “Revenue Recognition in Financial Statements.” Revenue is recognized upon shipment, which is substantially the same as recognizing revenue upon delivery to our customers given the proximity of our distribution sites to our customers.

Stock-Based Compensation.    Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for stock appreciation rights and performance equity units is recorded annually based on the quoted market price of the Company’s stock at the end of the period. The Company’s stock-based employee compensation plans are described more fully in Note 6.

The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation for the years ended December 31, 2003, 2002 and 2001, respectively (in millions, except per share data):

	2003	2002	2001
Net income, as reported	$(14.1)	$(96.3)	$(60.2)
Deduct: Total stock-based employee compensation expense determined under fair value method for all stock option awards, net of related tax effects	1.5	1.7	1.7

Pro forma net income	$(15.6)	$(98.0)	$(61.9)

Earnings per share—as reported	$(0.58)	$(3.89)	$(2.44)

Earnings per share—pro forma	$(0.64)	$(3.96)	$(2.51)

Shipping and Handling Fees and Costs.    Shipping and handling fees billed to customers are classified in “Net Sales” in our Consolidated Statement of Operations and Reinvested Earnings. Shipping and handling costs, primarily distribution costs, are classified in “Warehousing and delivery” expense in our Consolidated Statement of Operations and Reinvested Earnings. These costs totaled $59.3 million in 2003, $58.1 million in 2002 and $64.1 million in 2001.

Benefits for Retired Employees.    The estimated cost of the Company’s defined benefit pension plan and its post-retirement medical benefits are determined annually by consulting actuaries. The cost of these benefits for retirees is accrued during their term of employment (see Note 9). Pensions are funded in accordance with the requirements of the Employee Retirement Security Act of 1974 into a trust established under the Company

Pension Plan. Costs for retired employee medical benefits are funded when claims are submitted. Certain salaried employees are covered by a defined contribution plan, for which the cost is expensed in the period earned.

Per Share Results.    Basic per share results are based on the weighted average number of common shares outstanding and take into account the dividend requirements of preferred stock. Diluted per share results reflect the dilutive effect of outstanding stock options, the further dilutive effect of the assumed conversion into common stock of the outstanding shares of convertible preferred stock, and the elimination of the related preferred stock dividends.

Cash Equivalents.    Cash equivalents reflected in the financial statements are highly liquid, short-term investments with maturities of three months or less that are an integral part of the Company’s cash management portfolio. Checks issued in excess of funds on deposit at the bank represent “book” overdrafts and are reclassified to accounts payable. Amounts reclassified totaled $23.3 million and $32.7 million at December 31, 2003 and 2002, respectively.

Inventory Valuation.    Inventories are valued at cost, which is not in excess of market. Cost is determined by the last-in, first-out (“LIFO”) method.

Property, Plant and Equipment.    Property, plant and equipment are depreciated, for financial reporting purposes, using the straight-line method over the estimated useful lives of the assets. The provision for depreciation is based on the estimated useful lives of the assets (45 years for buildings and 14.5 years for machinery and equipment). Expenditures for normal repairs and maintenance are charged against income in the period incurred.

Long-lived Assets.    Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment is recognized.

Income Taxes.    The Company records operating loss and tax credit carryforwards and the estimated effect of temporary differences between the tax basis of assets and liabilities and the reported amounts in the Consolidated Balance Sheet. The Company follows detailed guidelines in each tax jurisdiction when reviewing tax assets recorded on the balance sheet and provides for valuation allowances as required.

Guarantees.    In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others.” FIN 45 requires the disclosure of certain guarantees existing at December 31, 2002. In addition, FIN 45 requires the recognition of a liability for the fair value of the obligation for qualifying guarantee activities that are initiated or modified after December 31, 2002. Accordingly, the Company has applied the recognition provisions of FIN 45 prospectively to guarantee activities initiated after December 31, 2002. See Note 16 for a further discussion of guarantees.

Foreign Currency Translation.    The Company translates assets and liabilities of its foreign subsidiaries, where the functional currency is the local currency, into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are translated at the average monthly exchange rates prevailing during the year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:    Reorganization and Recapitalization

On February 25, 1999, the Company and its majority-owned subsidiary, Ryerson Tull, Inc. (“RT”), merged through the process of converting each share of RT Class A common stock into 0.61 share of Company common stock. After the merger, the Company changed its name from Inland Steel Industries, Inc. to Ryerson Tull, Inc. All references to RT in these financial statements refer to the pre-merger, majority-owned subsidiary of the Company.

The merger was accounted for as a purchase for financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of RT in proportion to the 13 percent minority interest were recorded at their fair values at the effective time of the merger.

On July 16, 1998, Ispat International N.V. (“Ispat”) acquired Inland Steel Company (“ISC”), the Company’s wholly owned subsidiary that constituted the steel manufacturing and related operations segment of the Company’s consolidated operations, pursuant to an agreement and plan of merger dated May 27, 1998, as amended as of July 16, 1998 (the “ISC/Ispat Merger Agreement”), among the Company, ISC, Ispat and Inland Merger Sub, Inc. (an Ispat subsidiary). In the fourth quarter of 2000, the Company recorded a $7.5 million pretax charge related to Ispat’s claim for indemnification in connection with the resolution of a federal lawsuit. In the second quarter of 2002, the Company recorded an additional $2.7 million pretax charge related to Ispat’s claim for indemnification regarding environmental matters. In an agreement signed on September 15, 2003, the Company and Ispat settled all environmental and other indemnification claims between them related to the Company’s indemnification obligations under the ISC/Ispat Merger Agreement. See Note 16 regarding commitments and contingencies for a discussion of the settlement agreement.

Note 2:    Inventories

Inventories were classified on December 31 as follows:

	2003	2002
	(Dollars in Millions)
In process and finished products	$437.4	$453.3
Supplies	0.2	0.3

Total	$437.6	$453.6

Replacement costs for the LIFO inventories exceeded LIFO values by approximately $61 million and $39 million on December 31, 2003 and 2002, respectively.

Note 3:    Accounts Receivable Securitization

On December 20, 2002, the Company elected to terminate its trade receivables securitization facility and repurchase all interests in sold receivables at the face amount (See Note 4).

On March 29, 2001, the Company and certain of its subsidiaries completed arrangements for a $250 million 364-day trade receivables securitization facility with a group of financial institutions. The Company formed a special-purpose, wholly-owned, bankruptcy-remote subsidiary (“Ryerson Tull Receivables LLC”) for the sole purpose of buying receivables of certain subsidiaries of the Company and selling an undivided interest in substantially all trade accounts receivable to certain commercial paper conduits. On March 15, 2002, the facility was renewed for a 364-day period ending March 14, 2003, reduced from $250 million to $200 million, and modified certain termination events and covenants including, among other things, eliminating the provision requiring termination of the facility if the Company failed to maintain specified debt ratings on its long-term unsecured debt. This securitization facility included substantially all of the Company’s accounts receivable. Fundings under the facility were limited to the lesser of a funding base, comprised of eligible receivables, or $200 million.

Sales of accounts receivable were reflected as a reduction of “receivables less provisions for allowances, claims and doubtful accounts” in the Consolidated Balance Sheet and the proceeds received were included in cash flows from operating activities in the Consolidated Statement of Cash Flows. The repurchase of the interests in sold receivables was included in cash flows from operating activities in the Consolidated Statement of Cash Flows. Proceeds from the sales of receivables were less than the face amount of accounts receivable sold by an amount equal to a discount on sale that approximated the conduits’ financing cost of issuing their own commercial paper, which was backed by their ownership interests in the accounts receivable sold by the special purpose subsidiary, plus an agreed-upon margin. These costs, totaling $2.1 million in 2002 and $8.5 million in 2001, were charged to “other income and expense, net” in the Consolidated Statement of Operations.

Generally, the facility provided that as payments were collected from the sold accounts receivable, the special-purpose subsidiary could elect to have the commercial paper conduits reinvest the proceeds in new accounts receivable. The commercial paper conduits, in addition to their rights to collect payments from that portion of the interests in the accounts receivable that was owned by them, also had rights to collect payments from that portion of the ownership interest in the accounts receivable that was owned by the special-purpose subsidiary. In calculating the fair market value of the Company’s retained interest in the receivables, the book value of the receivables represented the best estimate of the fair market value due to the current nature of these receivables. The facility required the Company to comply with various affirmative or negative covenants and required early amortization if the special-purpose subsidiary did not maintain a minimum equity requirement. The facility also would terminate on the occurrence and failure to cure certain events, including, among other things, any failure of the special-purpose subsidiary to maintain certain ratios related to the collectability of the receivables, or the Company’s failure to maintain long-term unsecured debt ratings of at least B by Standard and Poor’s and B2 by Moody’s.

The table below summarizes certain cash flows from and paid to securitization trusts ($ in millions):

	Year ended December 31
	2003	2002	2001
Repurchase of sold securitizations	$—	$(120)	$—
Proceeds from new securitizations	—	—	200
Proceeds from collections reinvested	—	769	1,084

Note 4:    Long-Term Debt

Credit Facility

On December 20, 2002, the Company and its two main operating subsidiaries elected to establish a new four-year up to $450 million revolving credit facility that extends to December 19, 2006. The new facility is secured by inventory and trade receivables and guaranteed by the Company’s domestic subsidiaries. Contemporaneously, both the Company’s $200 million trade receivables securitization and its $175 million credit facility secured by inventory were cancelled, all outstanding borrowings under those facilities repaid and all interests in sold receivables repurchased, and letters of credit issued under the credit facility transferred to the new revolving credit facility. The Company also recorded in 2002 a pretax charge of $1.9 million (included in “Interest and other expense on debt” in the Consolidated Statements of Operations and Reinvested Earnings) to write-off the remaining unamortized issuance costs associated with the cancelled credit facility.

At December 31, 2003, the Company had $166 million of borrowings, $47 million of letters of credit outstanding, and $151 million available under the $450 million revolving credit agreement. Total credit availability is limited by the amount of eligible account receivables and inventory pledged as collateral under the agreement, which aggregated $409 million at December 31, 2003, and further reduced by a $45 million availability block. $15 million of this availability block will become available if the Company meets certain financial ratios and the remaining $30 million will become available only upon the consent of lenders holding 85 percent of facility commitments. In addition, the availability blocks will increase each quarter beginning in March 2005 through the maturity of the Company’s 9 1/8% Notes in July 2006. (See discussion of Notes below). These blocked amounts can be used to repay the Notes and the increase in the availability block sets aside availability under the revolving credit to retire the Notes at maturity. The total increase in the availability block over the six quarters (first quarter of 2005 through June of 2006) will equal the outstanding principal value of the Notes, which is currently $100 million. Letters of credit issued under the facility reduce the amount available for borrowing. At year-end 2003, the weighted average interest rate on borrowings under the credit facility was 3.5 percent.

The revolving credit agreement also contains covenants that, among other things, restrict the payment of dividends, the amount of capital stock repurchases, the creation of certain kinds of secured indebtedness and of certain kinds of subsidiary debt, take or pay contracts, transactions with affiliates, mergers and consolidations, and sales of assets; and it contains cross-default provisions to other financing arrangements.

RT Notes

In July 1996, RT sold $150 million of 8 1/2% Notes, due July 15, 2001, and $100 million of 9 1/8% Notes, due July 15, 2006, in a public offering. The indenture under which the Notes were issued contains covenants limiting, among other things, the creation of secured indebtedness, sale and leaseback transactions, the repurchase of capital stock, transactions with affiliates, and mergers, consolidations and certain sales of assets. The Notes also include a cross-default provision in the event of a default in the revolving credit facility. On February 26, 1999, the indenture trustee agreed to a supplement to the indenture agreement allowing the Company to succeed its subsidiary, RT, as obligee for the Notes.

At December 31, 2003, $100 million of the Company’s 2006 Notes remain outstanding.

Regarding the 8 1/2% Notes, on July 16, 2001, the Company redeemed the $142.2 million outstanding balance that matured on that date.

Maturity of long-term debt due within five years is $266 million in 2006. See Note 16 regarding commitments and contingencies for other scheduled payments.

Note 5:    Capital Stock and Accumulated Other Comprehensive Income

On December 31, 2003, 5,954,864 shares of common stock remained reserved for issuance under the Company’s various stock plans and 80,003 shares are reserved for issuance upon conversion of shares of preferred stock.

The Series A $2.40 Cumulative Convertible Preferred Stock, $1.00 par value per share (“Series A Preferred Stock”), is convertible into common stock at the rate of one share of common stock for each share of Series A Preferred Stock and is redeemable, at the Company’s option, at $44 per share plus any accrued and unpaid dividends. Each such share is entitled to one vote and generally votes together with holders of common stocks as one class.

The following table details changes in capital accounts:

	Common Stock		Treasury Stock		Preferred Stock Series A		Capital in Excess of Par Value	Accumulated Other Comprehensive Income
								Foreign Currency Translation	Minimum Pension Liability
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Dollars
	(Shares in Thousands and Dollars in Millions)
Balance at January 1, 2001	50,556	$50.6	(25,782)	$(754.1)	81	$0.1	$862.8	$(4.3)	$—
Issued under employee stock plans	—	—	5	0.2	—	—	(0.1)	—	—
Conversion of Series A Preferred Stock	—	—	1	—	(1)	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	2.2	—
Minimum pension liability (net of tax of $29.6 cr.)	—	—	—	—	—	—	—	—	(47.1)
Other changes	—	—	8	0.3	—	—	(0.2)	—	—

Balance at December 31, 2001	50,556	50.6	(25,768)	(753.6)	80	0.1	862.5	(2.1)	(47.1)
Acquisition of treasury stock	—	—	(10)	(0.1)	—	—	—	—	—
Issued under employee stock plans	—	—	27	0.9	—	—	(0.6)	—	—
Foreign currency translation	—	—	—	—	—	—	—	(0.1)	—
Minimum pension liability (net of tax of $29.5 cr.)	—	—	—	—	—	—	—	—	(44.7)
Other changes	—	—	9	0.3	—	—	(0.2)	—	—

Balance at December 31, 2002	50,556	50.6	(25,742)	(752.5)	80	0.1	861.7	(2.2)	(91.8)
Acquisition of treasury stock	—	—	(2)	—	—	—	—	—	—
Issued under employee stock plans	—	—	14	0.5	—	—	(0.5)	—	—
Foreign currency translation	—	—	—	—	—	—	—	4.3	—
Minimum pension liability (net of tax of $5.1 cr.)	—	—	—	—	—	—	—	—	(8.5)

Balance at December 31, 2003	50,556	$50.6	(25,730)	$(752.0)	80	$0.1	$861.2	$2.1	$(100.3)

Note 6:    Stock Option Plans

The Company has adopted the disclosure-only provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the option plans been determined based on the fair value at the grant date for awards in 2003, 2002 and 2001 consistent with the provisions of FASB Statement No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2003	2002	2001
	(Dollars in Millions (except per share data))
Net income (loss)—as reported	$(14.1)	$(96.3)	$(60.2)
Net income (loss)—pro forma	$(15.6)	$(98.0)	$(61.9)
Earnings per share—as reported	$(0.58)	$(3.89)	$(2.44)
Earnings per share—pro forma	$(0.64)	$(3.96)	$(2.51)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003: dividend yield of 1.00 percent; expected volatility of 50.31 percent; risk-free interest rate of 2.92 percent; and expected term of five years.

Company Plan

The 2002 Incentive Stock Plan, approved by stockholders on May 8, 2002, provides for the issuance, pursuant to options and other awards, of 2.5 million shares of common stock plus shares available for issuance under the 1999 and 1995 Incentive Stock Plans, to officers and other key employees. As of December 31, 2003, a total of 2,041,695 shares were available for future grants. Options remain outstanding and exercisable under the 1999, 1995 and 1992 Incentive Stock Plans; however, no further options may be granted under these plans. Under the various plans, the per share option exercise price may not be less than 100 percent of the fair market value per share on the date of grant. Generally, options become exercisable over a three-year period with one-third becoming fully exercisable at each annual anniversary of grant. Options expire ten years from the date of grant. During 2003, options were granted to 13 executive officers under the 2002 Plan. The following summarizes the status of options under the plans for the periods indicated:

	Number of Shares	Option Exercise Price or Range Per Share	Weighted Average Exercise Price
Options (granted and unexercised) at December 31, 2000 (1,402,360 exercisable)	2,206,783	$12.13-48.44	$24.48
Granted	1,045,000	8.88	8.88
Exercised	—	—	—
Forfeited	(187,482)	8.88-41.55	19.44
Expired	(161,817)	17.13-41.55	26.71

Options (granted and unexercised) at December 31, 2001 (1,505,018 exercisable)	2,902,484	8.88-48.44	19.06
Granted	37,000	12.08	12.08
Exercised	(9,240)	8.88	8.88
Forfeited	(75,154)	8.88-30.88	26.22
Expired	(27,087)	25.50-34.31	34.15

Options (granted and unexercised) at December 31, 2002 (2,008,396 exercisable)	2,828,003	8.88-48.44	18.67
Granted	1,127,000	6.63	6.63
Exercised	—	—	—
Forfeited	(181,836)	6.63-41.55	23.97
Expired	(38,550)	26.13-35.16	34.61

Options (granted and unexercised) at December 31, 2003 (2,326,937 exercisable)	3,734,617	$6.63-48.44	$14.61

The weighted-average fair value of options granted during 2003 was $2.86.

The following table summarizes information about fixed-price stock options outstanding at December 31, 2003:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
30.88	15,200	1/2 year	30.88	15,200	30.88
41.55 to 48.44	72,497	1/2 year	42.96	72,497	42.96
28.50 to 38.35	74,129	1 year	37.62	74,129	37.62
24.69 to 33.22	224,586	2 years	32.90	224,586	32.90
23.05	145,245	3 years	23.05	145,245	23.05
21.93 to 24.18	223,260	4 years	21.95	223,260	21.95
32.07	17,080	4 years	32.07	17,080	32.07
16.03 to 24.81	465,500	5 years	16.81	465,500	16.81
19.56	403,200	6 years	19.56	403,200	19.56
12.13	5,500	6 years	12.13	5,500	12.13
8.88	975,760	7 years	8.88	668,530	8.88
12.08	35,660	8 years	12.08	12,210	N/A
6.63	1,077,000	9 years	6.63	—	N/A

Stock appreciation rights (“SARs”) may also be granted with respect to shares subject to outstanding options. No SAR has been granted since 1990 under the Company Plan. However, in 1998, 90,000 SARs were granted under the Pre-merger Ryerson Tull 1996 Incentive Stock Plan and were substituted by 54,900 Company SARs after the merger of the Company and RT. SAR compensation expense recorded by the Company was not material for any of the last three years.

The 2002 Plan also provides, as did the 1999, 1995 and 1992 Plans, for the granting of restricted stock and performance awards to officers and other key employees. During 2003, no performance awards were granted and none were forfeited. Also during 2003, no shares of restricted stock were issued, 12,495 shares of previously granted restricted stock vested, while 2,000 shares were forfeited. During 2002, no performance awards were granted while 114 shares subject to performance awards were forfeited. Also during 2002, 19,000 shares of restricted stock were issued, 5,495 shares of previously granted restricted stock vested, while 610 shares were forfeited. During 2001, no performance awards were granted, while 3,337 shares subject to performance awards were forfeited. Also during 2001, 2,995 shares of restricted stock were issued, no shares of previously granted restricted stock vested, while 3,500 shares were forfeited.

At December 31, 2003, there were 17,000 shares of restricted stock issued, but not vested, and 426 shares from performance awards earned, but not issued and not vested.

Director Plan

The Ryerson Tull Directors’ 1999 Stock Option Plan, combined in 2003 with the Directors’ Compensation Plan (the “Directors’ Compensation Plan”), provided that each person who is a non-employee director as of the close of each annual meeting would be awarded a stock option for shares having a value determined by the Nominating and Governance Committee of the Board of Directors, historically set at $20,000 (based on the Black-Scholes option pricing model), and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Individuals who became non-employee directors other than at an annual meeting were at the time of their election or appointment as a non-employee director awarded stock options for shares having a value prorated to reflect a partial year’s service. The options awarded under the Directors’ Compensation Plan were not exercisable prior to the day after the six-month anniversary of the grant date and expire no later than 10 years after the date of grant. A total of 178,126 shares of the Company’s common stock is available for grant under the Directors’ Compensation Plan.

On April 16, 2003, seven directors were granted a total of 35,700 option shares at an option price of $6.43 per share. Half of the options vested on October 17, 2003 with the remaining option shares vesting on April 16, 2004.

On May 8, 2002, seven directors were granted a total of 30,170 option shares at an option price of $11.21 per share. All of the option shares granted in 2002 have vested. On April 18, 2001, seven directors were granted a total of 31,990 option shares at an option price of $10.48 per share. All of the option shares granted in 2001 have vested.

Note 7:    Stockholder Rights Plan

Pursuant to a stockholder rights plan, on November 25, 1997, the Company’s Board of Directors declared a dividend distribution, payable to stockholders of record on December 17, 1997, of one preferred stock purchase right (a “Right”) for each outstanding share of the Company’s common stock. The Rights will expire December 17, 2007. On September 22, 1999, the stockholder rights plan was amended. Under this amended Plan, the Rights will separate from the common stock and a distribution will occur upon the earlier of (i) ten days following an announcement that a person or group has acquired beneficial ownership of 10 percent or more of the outstanding common stock or the date a person enters an agreement providing for certain acquisition transactions or (ii) ten business days following publication of a tender or exchange offer that would result in any person or group beneficially owning 10 percent or more of the common stock (or a later date as the Board determines). Any person that publicly announced prior to September 22, 1999 that it holds 10 percent or more of the outstanding common stock (“Existing 10% Stockholder”) will not cause a distribution to occur unless that person acquires additional common stock resulting in ownership of 15 percent or more.

In the event that any person or group acquires 10 percent or more of the outstanding shares of common stock (15% in the case of an Existing 10% Stockholder), each Right will entitle the holder, other than such acquiring person or group, to purchase that number of shares of common stock of the Company having a market value of twice the exercise price of the Right. At any time thereafter if the Company consummates certain business combination transactions or sells substantially all of its assets, each Right will entitle the holder, other than the person or group acquiring 10 percent or more of the outstanding shares of common stock, to purchase that number of shares of the surviving company stock which at the time of the transaction would have a market value of twice the exercise price of the Right. The preceding sentences will not apply to (i) persons who acquire common stock pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair to and otherwise in the best interest of the Company and its stockholders after receiving advice from one or more investment banking firms and (ii) certain persons owning less than 15 percent of the outstanding common stock (20 percent of the outstanding common stock in the case of an Existing 10% Stockholder) who report their ownership on Schedule 13G under the Securities Exchange Act of 1934 or on Schedule 13D under the Exchange Act, provided that they do not state any intention to or reserve the right to control or influence the Company and such persons certify that they acquired their shares inadvertently and will not acquire any additional shares of common stock.

The Rights will not have voting rights and, subject to certain exceptions, will be redeemable at the option of the Company at a price of one cent per Right (subject to adjustments) at any time prior to the close of business on the fifteenth day following public announcement that a person or group has acquired beneficial ownership of 10 percent or more of the outstanding common stock or the date a person enters an agreement providing for certain acquisition transactions. Any Rights held by a person triggering a distribution date will become null and void. The Board may exchange all or part of the Rights, except for those acquired by the person or group acquiring 10 percent or more of the outstanding shares of common stock, for shares of common or preferred stock of the Company. Until a Right is exercised, the holder will have no rights as a stockholder. While the distribution of the Rights will not be taxable to stockholders or the Company, stockholders may recognize taxable income if the rights become exercisable.

Note 8:    Derivatives and Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Derivatives

The Company has only limited involvement with derivative financial instruments and does not use them for speculative or trading purposes.

Cash and Cash Equivalents

The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Long-Term Debt

The estimated fair value of the Company’s long-term debt and the current portions thereof using quoted market prices of Company debt securities recently traded and market-based prices of similar securities for those securities not recently traded was $273 million at December 31, 2003 and $225 million at December 31, 2002, as compared with the carrying value of $266 million and $220 million at year-end 2003 and 2002, respectively.

Note 9:    Retirement Benefits

Prior to January 1, 1998, the Company’s non-contributory defined benefit pension plan covered certain employees, retirees and their beneficiaries. Benefits provided to participants of the plan were based on pay and years of service for salaried employees and years of service and a fixed rate or a rate determined by job grade for all wage employees, including employees under collective bargaining agreements.

Effective January 1, 1998, the Company froze the benefits accrued under its defined benefit pension plan for certain salaried employees, and instituted a defined contribution plan. Effective March 31, 2000, benefits for certain salaried employees of J. M. Tull Metals Company and AFCO Metals were similarly frozen, with the employees becoming participants in the Company’s defined contribution plan. Salaried employees who vested in their benefits accrued under the defined benefit plan at December 31, 1997, and March 31, 2000, are entitled to those benefits upon retirement. Certain transition rules have been established for those salaried employees meeting specified age and service requirements. For 2003, 2002 and 2001, expense recognized for such defined contribution plan was $3.6 million, $5.9 million and $6.5 million, respectively.

The Company has other deferred employee benefit plans, including a supplemental pension plan, the liability for which totaled $4.7 million at year-end 2003 and $4.8 million at year-end 2002.

The tables included below provide reconciliations of benefit obligations and fair value of plan assets of the Company plans as well as the funded status and components of net periodic benefit costs for each period related to each plan. The assumptions used to determine the information below related to Pension Benefits were as follows:

	2003	2002
Discount rate for calculating obligations	6.25%	6.75%
Discount rate for calculating net periodic benefit cost	6.75	7.50
Expected rate of return on plan assets	8.75	9.50
Rate of compensation increase	4.00	4.00

The expected rate of return on plan assets is 8.75% for 2004.

The assumptions used to determine the information below related to Other Postretirement Benefits, primarily health care, were as follows:

	2003	2002
Discount rate for calculating obligations	6.00%	6.75%
Discount rate for calculating net periodic benefit cost	6.75	7.50
Rate of compensation increase	4.00	4.00

	Year ended September 30
	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(Dollars in millions)
Change in Benefit Obligation
Benefit obligation at beginning of year	$379	$359	$175	$162
Service cost	3	4	3	2
Interest cost	25	26	11	12
Plan amendments	4	—	(19)	(2)
Actuarial loss	31	15	21	10
Company restructuring	2	1	1	1
Benefits paid	(27)	(26)	(12)	(10)

Benefit obligation at end of year	$417	$379	$180	$175

Accumulated benefit obligation at end of year	$415	$378	N/A	N/A

Change in Plan Assets
Plan assets at fair value at beginning of year	$245	$294	—	—
Actual return on plan assets	41	(28)	—	—
Employer contributions	56	5	12	10
Benefits paid (net of participant contributions)	(27)	(26)	(12)	(10)

Plan assets at fair value at end of year	$315	$245	—	—

Reconciliation of Prepaid (Accrued) and Total Amount Recognized
Funded status	$(102)	$(134)	$(180)	$(175)
Unrecognized net (gain)/loss	167	152	59	40
Unrecognized prior service cost	10	7	(32)	(15)

Prepaid (accrued) benefit cost at September 30	75	25	(153)	(150)
Change in account, October-December	—	—	3	3

Net amount recognized at December 31	$75	$25	$(150)	$(147)

Amounts recognized in statement of financial position consist of:
Prepaid (accrued) benefit cost	$—	$—	$(153)	$(150)
Accrued benefit liability	(100)	(133)	—	—
Intangible asset	10	7	—	—
Accumulated other comprehensive income	165	151	—	—

Change in account, October-December	—	—	3	3

Net amount recognized	$75	$25	$(150)	$(147)

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits was 9 percent in 2003, grading down to 5 percent in 2009, the level at which it is expected to remain.

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(Dollars in millions)
Components of net periodic benefit cost
Service cost	$3	$4	$3	$2
Interest cost	25	26	11	12
Expected return on assets	(28)	(30)	—	—
Amortization of prior service cost	1	1	(2)	(2)
Recognized actuarial (gain)/loss	3	—	1	1

Net periodic benefit cost	$4	$1	$13	$13

The assumed health care cost trend rate has an effect on the amounts reported for the health care plans. For purposes of determining net periodic benefit cost, the annual rate of increase in the per capita cost of covered health care benefits was 10 percent in 2003, grading down to 5 percent in 2007. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1% increase	1% decrease
	(Dollars in Thousands)
Effect on service cost plus interest cost	$514	$(410)
Effect on postretirement benefit obligation	3,323	(2,648)

Additional Information

	Pension Benefits		Other Benefits
	2003	2002	2003	2002
	(Dollars in millions)
Increase in minimum liability included in other comprehensive income, net of tax	$8.5	$44.7	N/A	N/A

Pension Trust Assets

The expected long-term rate of return on pension trust assets is 8.75% based on the historical investment returns of the trust, the forecasted returns of the asset classes and a survey of comparable pension plan sponsors.

The Company’s pension trust weighted-average asset allocations at September 30, 2003 and 2002, by asset category are as follows:

	Trust Assets at September 30
	2003	2002
Equity securities	66.2%	73.7%
Debt securities	23.8	20.8
Real estate	5.2	5.5
Other	4.8	—

Total	100.0%	100.0%

The Compensation Committee of the Board of Directors has general supervisory authority over the Pension Trust Fund and approves the investment policies and plan asset target allocation. An internal management committee provides on-going oversight of plan assets in accordance with the approved policies and asset allocation ranges and has the authority to appoint and dismiss investment managers. The investment policy objectives are to maximize long-term return from a diversified pool of assets while minimizing the risk of large losses, and to maintain adequate liquidity to permit timely payment of all benefits. The policies include diversification requirements and restrictions on concentration in any one single issuer or asset class. The currently approved asset investment classes are cash; fixed income; domestic equities; international equities; real estate; private equities and hedge funds of funds. Company management allocates the plan asset among the approved investment classes and provides appropriate directions to the investment managers pursuant to such allocations. The approved target ranges and allocations as of September 30, 2003 and September 30, 2002 were as follows:

	Range	Target
Equity securities	30-85%	75%
Debt securities	5-50	10
Real estate	0-15	10
Other	0-15	5

Total		100%

Equity securities include Ryerson Tull common stock in the amounts of $1.0 million (0.3 percent of total plan assets) and $0.8 million (0.3 percent of total plan assets) at September 30, 2003 and 2002, respectively.

Contributions

The Company has no required ERISA contributions for 2004, but may elect to make a voluntary contribution to improve the funded ratio of the plan. At December 31, 2003, the Company does not have an estimate of such potential contribution in 2004.

Note 10:    Restructuring Charge

2003

In the fourth quarter of 2003, the Company recorded a charge of $3.8 million as a result of consolidating plants in the Midwest and South regions of the United States. Included in the charge was severance for 58 employees. Also included was $0.9 million for additional rent at a facility that was closed in the 2000 restructuring. The restructuring actions associated with the $3.8 million charge will be completed by mid-2004. In the third quarter of 2003, the Company recorded a charge of $0.9 million as a result of consolidating plants in the East and Central Mountain regions and consolidating sales and administrative services in the Pacific Northwest. Included in the charge was severance for 53 employees. The restructuring actions associated with the $0.9 million charge have been completed. In the second quarter of 2003, the Company recorded a charge of $1.5 million as a result of workforce reductions. The charge consists of employee-related costs, including severance for 17 employees. The restructuring actions associated with the $1.5 million charge have been completed.

Excluding the $0.9 million adjustment to the 2000 restructuring, 2003 restructuring and plant closure costs totaled $5.3 million. This charge consists of employee-related and tenancy costs and will be used for future cash outlays. During 2003, the Company utilized $3.4 million of the $5.3 million charge. The December 31, 2003 reserve balance of $1.9 million is related primarily to employee costs and will be paid through 2005.

2002

In the second quarter of 2002, the Company recorded a charge of $2.0 million for costs associated with the closure of a facility in the southern United States. The charge consisted primarily of employee-related cash costs. Included in the charge was severance for 40 employees. The restructuring actions have been completed. During the first quarter of 2003, the Company utilized the remaining year-end 2002 reserve balance of $0.3 million.

2001

In the fourth quarter of 2001, the Company recorded a restructuring charge of $19.4 million as a result of workforce reductions and plant consolidation. In the third quarter of 2002, the Company recorded a charge of

$0.7 million as an adjustment to the $19.4 million recorded in 2001 resulting in a total restructuring charge of $20.1 million. The $20.1 million charge consists of $10.3 million of non-cash asset write-offs and $9.8 million of future cash outlays for employee-related costs and tenancy costs. The additional $0.7 million charge recorded in 2002 was due to a reduction in the market value of assets in a multi-employer pension plan from the initial estimate in 2001 to the final calculation of the withdrawal liability in 2002. The remaining multi-employer pension plan withdrawal liability of $1.1 million will be funded through 2005. As part of the restructuring, certain facilities in Michigan were closed and the Company consolidated two facilities into one location in Chicago. Included in the charge was severance for 178 employees. The 2001 restructuring actions were completed by year-end 2002. During 2003, the Company utilized $1.7 million of the 2001 restructuring reserve. The December 31, 2003 reserve balance of $1.5 million is related to employee and tenancy costs.

In preparation for the Company’s planned disposition of one of the properties in Chicago, the Company retained an environmental consultant to conduct Phase I and Phase II environmental studies. Based on the consultant’s reports on environmental contaminants at the site, the Company believes that the $2 million reserve established in the fourth quarter of 2001 is adequate to cover potential remediation costs for environmental issues identified in the consultant’s reports.

2000

During 2000, the Company recorded a restructuring charge of $23.3 million, consisting of $10.7 million of asset write-offs and $12.6 million of future cash outlays for employee-related costs and tenancy costs. The charge was the result of realigning geographic divisions to improve responsiveness to local markets, exiting non-core businesses and centralizing administrative services to achieve economies of scale. Included in the charge was severance for 319 employees. The restructuring actions were completed by December 31, 2000. Based on court rulings in the fourth quarter of 2003, the Company recorded an additional $0.9 million reserve for future lease payments for a facility closed in the 2000 restructuring. During 2003, the Company utilized $1.0 million of the restructuring reserve. The December 31, 2003 reserve balance of $3.4 million is related to tenancy and other costs that will be paid through 2008.

Note 11:    Income Taxes

The elements of the provisions for income taxes related to continuing operations for each of the three years indicated below were as follows:

	Year ended December 31
	2003	2002	2001
	(Dollars in millions)
Current income taxes:
Federal	$—	$—	$(1.8)
State and foreign	0.5	1.4	(0.1)

	0.5	1.4	(1.9)
Deferred income taxes	(2.5)	(8.7)	(37.7)

Total tax expense (benefit)	$(2.0)	$(7.3)	$(39.6)

Income taxes on continuing operations differ from the amounts computed by applying the federal tax rate as follows:

	Year ended December 31
	2003	2002	2001
	(Dollars in millions)
Federal income tax expense computed at statutory tax rate of 35%	$(5.6)	$(6.9)	$(34.9)
Additional taxes or credits from:
State and local income taxes, net of federal income tax effect	(2.5)	(3.0)	(4.0)
Non-deductible expenses	0.7	(0.5)	2.9
Capital loss carryback	—	—	(2.3)
Foreign losses not includable in federal taxable income	(0.3)	(0.5)	0.6
Canadian taxes	—	0.6	(0.5)
Change in estimate	1.1	2.4	(1.0)
Valuation allowance	4.5	0.6	—
All other, net	0.1	—	(0.4)

Total income tax provision (benefit)	$(2.0)	$(7.3)	$(39.6)

The components of the deferred income tax assets and liabilities arising under FASB Statement No. 109 were as follows:

	December 31
	2003	2002
	(Dollars in Millions)
Deferred tax assets:
AMT tax credit carryforwards	$60	$56
FASB Statement No. 106 impact (post-retirement benefits other than pensions)	58	58
General business credit carryforwards	1	1
Federal net operating loss carryforwards	14	—
State net operating loss carryforwards	17	13
Bad debt allowances	4	4
Pension liability	37	49
Amortization (goodwill and purchase accounting adjustment)	13	15
Other deductible temporary differences	15	17
Less valuation allowances	(5)	(1)

	214	212

Deferred tax liabilities:
Fixed asset basis difference	47	48
Inventory basis difference	34	30
Other taxable temporary differences	1	2

	82	80

Net deferred tax asset	$132	$132

The Company had available at December 31, 2003, federal AMT credit carryforwards of approximately $60 million, which may be used indefinitely to reduce regular federal income taxes. The Company had available at December 31, 2003, federal net operating loss (“NOL”) carryforwards of approximately $14 million which expire during the years 2022 and 2023. The Company also had other federal general business credit carryforwards for tax purposes of approximately $1 million, which expire during the years 2004 through 2009. The Company believes that it is more likely than not that all of its federal tax credits and NOL’s will be realized.

At December 31, 2003, the deferred tax asset related to the Company’s post-retirement benefits other than pensions (“FASB Statement No. 106 obligation”) was $58 million. At December 31, 2003, the Company also had a deferred tax asset related to the Company’s pension liability of $37 million. To the extent that future annual charges under FASB Statement No. 106 and the pension expense continue to exceed amounts deductible for tax purposes, this deferred tax asset will continue to grow. Thereafter, even if the Company should have a tax loss in any year in which the deductible amount would exceed the financial statement expense, the tax law provides for a 20-year carryforward period of that loss. Because of the long period that is available to realize these future tax benefits and the long-term nature of the related liabilities, these items are treated as having an indefinite reversal period and a valuation allowance for this deferred tax asset is not considered necessary.

The Company had $17 million of state NOL carryforwards available at December 31, 2003. The deferred tax asset for state NOL carryforwards as reviewed for recoverability based on historical taxable income, the expected reversals of existing temporary differences, tax planning strategies, and, most importantly, on projections of future taxable income. As a result of its analysis, the Company recorded an additional valuation allowance of $4.5 million in the current year as part of its income tax provision. The cumulative valuation allowance of $5.1 million as of December 31, 2003 relates to the NOL’s for thirteen specific state and local jurisdictions. Ten of these jurisdictions have a 3-5 year carryforward period, and all of the NOL’s associated with these ten jurisdictions have been included in the valuation allowance. In addition, a significant portion of the NOL’s for an additional three jurisdictions have been included in the valuation allowance to the extent that the Company does not expect to be able to utilize all of these specific NOL’s prior to their expiration in 2015-2023.

Note 12:    Goodwill

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The Company has two reporting units, one comprised of its general line (“General Line”) service centers and the other comprised of its coil processing (“Coil Processing”) facilities. The Company estimated the fair value of its reporting units using a present value method that discounted future cash flows. The cash flow estimates incorporate assumptions on future cash flow growth, terminal values and discount rates. Any such valuation is sensitive to these assumptions. Because the fair value of each reporting unit was below its carrying value (including goodwill), application of SFAS 142 required the Company to complete the second step of the goodwill impairment test and compare the implied fair value of each reporting unit’s goodwill with the carrying value of that goodwill. As a result, the Company recorded an impairment charge of $91.1 million ($82.2 million after-tax) to write-off the entire goodwill amount as a cumulative effect of a change in accounting principle. The General Line goodwill impairment charge was $71.4 million after-tax while the Coil Processing goodwill impairment charge was $10.8 million after-tax.

The Financial Accounting Standards Board also issued Statement of Accounting Standards No. 141 (“SFAS 141”), “Business Combinations,” which requires all business combinations after June 30, 2001 to be accounted for under the purchase method.

The following table presents a comparison of the 2003 results to 2002 and 2001 results adjusted to exclude goodwill amortization expense:

	In Millions (except per share data) Year ended December 31
	2003	2002	2001
Income (loss) before cumulative effect of change in accounting principle	$(14.1)	$(14.1)	$(60.2)
Cumulative effect of change in accounting principle	—	(82.2)	—

Reported net income (loss)	(14.1)	(96.3)	(60.2)
Addback: goodwill amortization, net of tax	—	—	4.2

Adjusted net income (loss)	$(14.1)	$(96.3)	$(56.0)

Basic earnings (loss) per share:
Reported net income (loss)	$(0.58)	$(3.89)	$(2.44)
Addback: goodwill amortization, net of tax	—	—	0.17

Adjusted net income (loss)	$(0.58)	$(3.89)	$(2.27)

Diluted earnings (loss) per share:
Reported net income (loss)	$(0.58)	$(3.89)	$(2.44)
Addback: goodwill amortization, net of tax	—	—	0.17

Adjusted net income (loss)	$(0.58)	$(3.89)	$(2.27)

Note 13:    Earnings Per Share

	2003	2002	2001
Basic earnings (loss) per share	(Dollars and Shares in Millions (except per share data))
Income (loss) from continuing operations	$(14.1)	$(12.4)	$(60.2)
Less preferred stock dividends	0.2	0.2	0.2

Income (loss) from continuing operations available to common stockholders	(14.3)	(12.6)	(60.4)
Gain (loss) on sale of discontinued operations	—	(1.7)	—

Income (loss) before cumulative effect of change in accounting principle	(14.3)	(14.3)	(60.4)

Cumulative effect of change in accounting principle	—	(82.2)	—

Net income (loss) available to common stockholders	$(14.3)	$(96.5)	$(60.4)

Average shares of common stock outstanding	24.8	24.8	24.8

Basic earnings (loss) per share
From continuing operations	$(0.58)	$(0.51)	$(2.44)
Gain (loss) on sale of discontinued operations	—	(0.07)	—
Cumulative effect of change in accounting principle	—	(3.31)	—

Basic earnings (loss) per share	$(0.58)	$(3.89)	$(2.44)

	2003	2002	2001
Diluted earnings (loss) per share	(Dollars and Shares in Millions (except per share data))
Income (loss) from continuing operations available to common stockholders	$(14.3)	$(12.6)	$(60.4)
Gain (loss) on sale of discontinued operations	—	(1.7)	—
Cumulative effect of change in accounting principle	—	(82.2)	—

Net income (loss) available to common stockholders and assumed conversions	$(14.3)	$(96.5)	$(60.4)

Average shares of common stock outstanding	24.8	24.8	24.8
Dilutive effect of stock options	—	—	—

Shares outstanding for diluted earnings per share calculation	24.8	24.8	24.8

Diluted earnings (loss) per share
From continuing operations	$(0.58)	$(0.51)	$(2.44)
Gain (loss) on sale of discontinued operations	—	(0.07)	—
Cumulative effect of change in accounting principle	—	(3.31)	—

Diluted earnings (loss) per share	$(0.58)	$(3.89)	$(2.44)

Options to purchase 3,871,747 shares of common stock at prices ranging from $6.43 to $48.44 per share were outstanding under the Company’s Incentive Stock Plan and Directors’ Compensation Plan during 2003, but were not included in the computation of diluted EPS because to do so would be antidilutive. In 2002, options to purchase 2,929,433 shares of common stock at prices ranging from $8.88 to $48.44 per share were outstanding, but were not included in the computation of diluted EPS because to do so would be antidilutive. In 2001, options to purchase 2,973,744 shares of common stock at prices ranging from $8.88 to $48.44 per share were outstanding, but were not included in the computation of diluted EPS because to do so would be antidilutive.

Note 14:    Restricted Cash

In the first quarter of 2002, the Company recorded a $5.1 million pretax gain for the receipt of shares as a result of the demutualization of one of its insurance carriers, Prudential. This gain represents a portion of the total of $6.3 million of shares received. The remaining shares are attributable to participants of the optional life insurance plan and therefore the liability has been recorded as a benefit payable.

In the second quarter of 2002, the Company sold all of the shares received. As a result of the sale, the Company recorded in the second quarter income of $0.6 million, its allocable share of the gain on sale. This item is included in “other income and expense, net.” The portion of the sale proceeds attributable to optional life insurance plan participants ($1.3 million) is required to be used for the benefit of plan participants and as such, has been recorded as “restricted cash” in the Consolidated Balance Sheet. The restricted cash balance has earned interest totaling $0.1 million as of December 31, 2003. In the third quarter of 2002, the Company began making payments for the benefit of optional life insurance plan participants. At December 31, 2003, these payments totaled $0.3 million.

Note 15:    Revenue by Product

The following table shows the Company’s percentage of sales revenue by major product lines for 2003, 2002 and 2001:

	Percentage of Sales Revenues
Product Line	2003	2002	2001
Carbon flat rolled	37%	34%	35%
Stainless and aluminum	34	33	30
Fabrication and carbon plate	13	15	16
Bars, tubing and structurals	13	14	15
Other	3	4	4

Total	100%	100%	100%

Note 16:    Commitments and Contingencies

ISC/Ispat Transaction

In 1998, Ryerson Tull, Inc. (together with its subsidiaries, the “Company”) sold its steel manufacturing segment (“ISC”) to Ispat International N.V. and certain of its affiliates (“Ispat”) pursuant to an agreement of sale and merger (the “ISC/Ispat Merger Agreement”). Pursuant to that agreement, the Company agreed to indemnify Ispat up to $90 million for losses incurred in connection with breaches of representations and warranties contained in the agreement and for expenditures and losses incurred relating to certain environmental liabilities. Ispat was required to make all such indemnification claims prior to March 31, 2000, other than claims related to tax matters, certain organizational matters and environmental matters. On May 29, 2001, the Company entered into a settlement agreement with Ispat that settled certain of such claims, other than those related to environmental liabilities and certain property tax matters, for approximately $15 million, which applied against the $90 million indemnification cap. Ispat also notified the Company of certain environmental matters of which Ispat was aware, of certain environmental expenses that it had incurred or might incur, of certain property tax matters and other matters arising under ISC/Ispat Merger Agreement for which Ispat believed it was entitled to indemnification under that agreement.

In an agreement signed on September 15, 2003 (the “Settlement Agreement”), the Company and Ispat settled all environmental and other indemnification claims between them related to the Company’s indemnification obligations under the ISC/Ispat Merger Agreement and certain matters related to the Ispat Pension Plan. The Settlement Agreement has the following key components:

On September 15, 2003, the Company contributed $21 million to the Ispat Pension Plan and Ispat released the Company from any remaining environmental and other indemnification obligations arising out of the ISC/Ispat transaction. The Company had previously established an accrual to cover this $21 million payment.

Ispat agreed to make specified monthly contributions to the Ispat Pension Plan totaling $29 million over the twelve-month period beginning January 2004, which will reduce and discharge the Company’s Letter of Credit to the PBGC on a dollar-for-dollar basis.

Ispat agreed to reimburse the Company for all fees or expenses (including interest expenses) payable to the provider or other person participating in the Letter of Credit (or any extension or replacement thereof) incurred by the Company in connection with (i) the Letter of Credit, (ii) any extension or replacement of the Letter of Credit, or (iii) any PBGC draw on the Letter of Credit or on any extension or replacement of the Letter of Credit.

If Ispat or any of its affiliates or subsidiaries receives any environmental insurance proceeds as a result of a claim related to the Company’s environmental indemnification obligations under the ISC/Ispat Merger Agreement, Ispat has agreed to pay the Company one-third of such proceeds (minus reimbursement of Ispat’s attorneys’ or other fees and expenses incurred in connection with pursuing such claims), up to a maximum amount of $21 million.

Under the ISC/Ispat Merger Agreement, Ispat and the Company agreed to the sharing of any property tax refunds resulting from the appeal of certain real estate property tax assessments. Under the Settlement Agreement, Ispat agreed to pay to the Ispat Pension Plan an amount equal to the cash received or the face amount of any credit or non-cash refund which Ispat is entitled to and receives related to property tax refunds or credits arising out of the appeals of certain real estate property tax assessments. Any such payments will pro-rata reduce Ispat’s monthly contributions to its pension plan as required by the Settlement Agreement, which contributions will reduce and discharge the Company’s Letter of Credit to the PBGC on a dollar-for-dollar basis.

On September 15, 2003, the Company entered into an agreement with Ispat and the PBGC under which the PBGC agreed that any contributions described above (the “Contributions”) made by Ispat or the Company to the Ispat Pension Plan would reduce and discharge the Letter of Credit and the Company’s guaranty on a dollar-for- dollar basis, until each of the Letter of Credit and the guaranty has been reduced to zero. The Company has a $5.5 million liability recorded related to this guaranty to the PBGC. Except for claims which could be made under Employee Retirement Income Security Act of 1974, as amended, for the period in which the Company was the sponsor of the Ispat Pension Plan, after these Contributions have been made, the Company will have no further liability with respect to the Ispat Pension Plan.

Lease Obligations & Other

The Company has noncancellable operating leases for which future minimum rental commitments are estimated to total $71.4 million, including approximately $13.4 million in 2004, $11.8 million in 2005, $10.2 million in 2006, $7.3 million in 2007, $6.7 million in 2008 and $22.0 million thereafter.

Rental expense under operating leases totaled $16.4 million in 2003, $17.2 million in 2002 and $19.3 million in 2001.

To fulfill contractual requirements for certain customers in 2004, the Company has entered into certain fixed-price noncancellable contractual obligations. These purchase obligations aggregated $27 million at December 31, 2003.

There are various claims and pending actions against the Company other than those related to the ISC/Ispat transaction. The amount of liability, if any, for those claims and actions at December 31, 2003 is not determinable but, in the opinion of management, such liability, if any, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 17:    Other Matters

Adjustment to the gain on sale of Inland Engineered Materials Corporation

In 2002, the Company recorded a pretax charge of $8.5 million in connection with the settlement of litigation. The charge was recorded as a selling price adjustment to the 1998 sale of Inland Engineered Materials Corporation.

China

In 2002, the Company realized a gain of $4.1 million representing the proceeds on the sale of the Company’s 49 percent interest in Shanghai Ryerson Limited.

Mexico

In the third quarter of 2003, the Company and G. Collado S.A. de C.V. formed Collado Ryerson, a joint venture that will enable the Company to expand service capability in Mexico. The Company invested $3.4 million in the joint venture for a 49 percent equity interest. The investment is accounted for as a cash outflow from investing activities.

In March 2000, the Company and Altos Hornos de Mexico, S.A. de C.V. (“AHMSA”) entered into an agreement to sell the Company’s 50 percent interest in their joint venture, Ryerson de Mexico, to AHMSA for $15 million, with payment due in July 2000. Upon finalizing the terms of payment for the sale, the Company exchanged its ownership in the joint venture for inventory and the joint venture’s Guadalajara facility. The cash received from the sale of the inventory, which amounted to $2.8 million in 2002 and $8.4 million in 2001, is accounted for as cash inflow from operating activities. The Company continues to own the Guadalajara facility. In a separate transaction, on December 27, 2001, the Company sold its subsidiary, Ryerson Industries de Mexico, S.A. de C.V. to Grupo Collado, S.A. de C.V. As a result the Company recorded a $3.3 million loss in 2001 on the sale of its Mexican interests.

Tata Ryerson Limited

The Company owns a 50 percent interest in Tata Ryerson Limited, a joint venture with the Tata Iron & Steel Corporation, an integrated steel manufacturer in India. Tata Ryerson Limited, which was formed in 1997, is a metals service center and processor with processing facilities at Jamshedpur, Pune, Bara, Howrah, Faridabad and Chennai, India. The impact of Tata Ryerson’s operations on the Company’s results of operations has not been material in any year held since inception.

IMF Steel International, Inc.

During the third quarter of 2001, the Company and The MacSteel Group dissolved their joint venture, IMF Steel International, Inc. As a result of the dissolution, the Company received $2.9 million, which is accounted for as a cash inflow from investing activities. This transaction had no impact on the net earnings for the period.

MetalSite, Inc.

During the second quarter of 2001, the Company recorded a $1.0 million charge to write-off its investment in MetalSite, Inc., which was an Internet steel marketplace that halted commercial operations in the second quarter.

Note 18:    Condensed Consolidating Financial Statements

In November 2004, the Company issued 3.50% Convertible Notes due 2024 that are unconditionally guaranteed on a senior unsecured basis by Ryerson Tull Procurement Corporation, an indirect wholly-owned subsidiary of the Company. In December 2004, the Company issued 8 ¼% Senior Notes due 2011 that are guaranteed by Ryerson Tull Procurement Corporation as well. The following condensed consolidating financial information as of December 31, 2003 and 2002 and for the three years ended December 31, 2003 is provided in lieu of separate financial statements for the Company and Ryerson Tull Procurement Corporation.

RYERSON TULL, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(Dollars in millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$1,669.4	$2,207.1	$(1,687.1)	$2,189.4
Cost of materials sold	—	1,651.4	1,802.4	(1,687.1)	1,766.7

Gross profit	—	18.0	404.7	—	422.7
Warehousing and delivery	—	—	226.4	—	226.4
Selling, general and administrative expenses	0.7	2.9	183.9	—	187.5
Restructuring and plant closure costs	—	—	6.2	—	6.2

Operating profit (loss)	(0.7)	15.1	(11.8)	—	2.6
Other income and expense, net	0.1	—	—	—	0.1
Interest and other expense on debt	(13.2)	—	(5.6)	—	(18.8)
Intercompany transactions:
Interest expense on intercompany loans	(20.3)	(6.0)	(28.3)	54.6	—
Interest income on intercompany loans	1.4	5.8	47.4	(54.6)	—

Income (loss) before income taxes	(32.7)	14.9	1.7	—	(16.1)
Provision (benefit) for income taxes	(7.8)	5.9	(0.1)	—	(2.0)
Equity in (earnings) loss of subsidiaries	(10.8)	—	(9.0)	19.8	—

Net income (loss)	$(14.1)	$9.0	$10.8	$(19.8)	$(14.1)

RYERSON TULL, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

(Dollars in millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$1,644.3	$2,116.3	$(1,664.1)	$2,096.5
Cost of materials sold	—	1,626.5	1,723.5	(1,664.1)	1,685.9

Gross profit	—	17.8	392.8	—	410.6
Warehousing and delivery	—	—	226.6	—	226.6
Selling, general and administrative expenses	0.6	2.8	193.2	—	196.6
Adjustment to the gain on sale of Inland Engineered Materials Corporation	8.5	—	—	—	8.5
Restructuring and plant closure costs	—	—	2.7	—	2.7
Gain on the sale of foreign interest	—	—	(4.1)	—	(4.1)
Gain on the sale of assets	—	—	(10.9)	—	(10.9)

Operating profit (loss)	(9.1)	15.0	(14.7)	—	(8.8)
Other income and expense, net	0.7	—	(2.1)	—	(1.4)
Shares received on demutualization of insurance company	5.1	—	—	—	5.1
Interest and other expense on debt	(14.2)	—	(0.4)	—	(14.6)
Intercompany transactions:
Interest expense on intercompany loans	(22.8)	(7.5)	(37.6)	67.9	—
Interest income on intercompany loans	3.1	5.1	59.7	(67.9)	—

Income (loss) before income taxes	(37.2)	12.6	4.9	—	(19.7)
Provision (benefit) for income taxes	(9.5)	5.0	(2.8)		(7.3)
Equity in (earnings) loss of subsidiaries	(15.3)	—	(7.6)	22.9	—

Income (loss) from continuing operations	(12.4)	7.6	15.3	(22.9)	(12.4)
Discontinued operations—Inland Steel Company	(1.7)	—	—	—	(1.7)

Income (loss) before cumulative effect of change in accounting principle	(14.1)	7.6	15.3	(22.9)	(14.1)
Cumulative effect of change in accounting principle	(82.2)	—	(82.2)	82.2	(82.2)

Net income (loss)	$(96.3)	$7.6	$(66.9)	$59.3	$(96.3)

RYERSON TULL, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001

(Dollars in millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
Net sales	$—	$1,560.5	$2,270.5	$(1,587.5)	$2,243.5
Cost of materials sold	—	1,543.7	1,884.9	(1,587.5)	1,841.1

Gross profit	—	16.8	385.6	—	402.4
Warehousing and delivery	—	—	245.8	—	245.8
Selling, general and administrative expenses	0.2	2.4	201.2	—	203.8
Goodwill amortization	—	—	5.0	—	5.0
Restructuring and plant closure costs	—	—	19.4	—	19.4
Loss on the sale of foreign interest	3.3	—	—	—	3.3
Write-off of investment in MetalSite, Inc.	0.5	—	0.5	—	1.0
Gain on the sale of assets	—	—	(1.3)	—	(1.3)

Operating profit (loss)	(4.0)	14.4	(85.0)	—	(74.6)
Other income and expense, net	2.4	—	(8.3)	—	(5.9)
Interest and other expense on debt	(19.0)	—	(0.3)	—	(19.3)
Intercompany transactions:
Interest expense on intercompany loans	(23.1)	(12.7)	(47.4)	83.2	—
Interest income on intercompany loans	2.6	8.5	72.1	(83.2)	—

Income (loss) before income taxes	(41.1)	10.2	(68.9)	—	(99.8)
Provision (benefit) for income taxes	(19.1)	4.1	(24.6)		(39.6)
Equity in (earnings) loss of subsidiaries	38.2	—	(6.1)	(32.1)	—

Net income (loss)	$(60.2)	$6.1	$(38.2)	$32.1	$(60.2)

RYERSON TULL, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(14.1)	$9.0	$10.8	$(19.8)	$(14.1)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	$—	$—	$23.9	$—	23.9
Equity in earnings of subsidiaries	(10.8)	—	(9.0)	19.8	—
Deferred income taxes	37.8	—	(31.9)	—	5.9
Deferred employee benefit cost/funding	(0.1)	—	(47.0)	—	(47.1)
Restructuring and plant closure costs	—	—	2.2	—	2.2
Change in:
Accounts receivable	(0.2)	—	(29.1)	—	(29.3)
Inventory	—	—	16.0	—	16.0
Income tax receivable and other assets	(1.8)	—	0.5	—	(1.3)
Intercompany receivable/payable	(211.2)	134.0	77.2	—	—
Accounts payable	—	27.6	14.4	—	42.0
Accrued liabilities	(11.5)	0.8	(2.5)	—	(13.2)
Other items	(0.2)	—	2.6		2.4

Net adjustments	(198.0)	162.4	17.3	19.8	1.5

Net cash provided (used) by operating activities	(212.1)	171.4	28.1	—	(12.6)
INVESTING ACTIVITIES
Capital expenditures	—	—	(19.4)	—	(19.4)
Investments in and advances to joint ventures, net	—	—	(3.4)	—	(3.4)
Investments in non-guarantor subsidiaries	(132.4)	—	—	132.4	—
Dividend received from subsidiary	130.0	—	—	(130.0)	—
Loan to related companies	—	(3.8)	(216.4)	220.2	—
Loan repayment from related companies	—	—	157.2	(157.2)	—
Proceeds from sales of assets	—	—	5.0	—	5.0

Net cash provided (used) in investing activities	(2.4)	(3.8)	(77.0)	65.4	(17.8)
FINANCING ACTIVITIES
Proceeds from credit facility borrowings	—	—	355.0	—	355.0
Repayment of credit facility borrowings	—	—	(195.0)	—	(195.0)
Net short-term proceeds/(repayments) under credit facility	—	—	(114.0)	—	(114.0)
Proceeds from intercompany borrowing	220.2	—	—	(220.2)	—
Repayment of intercompany borrowing	—	(157.2)	—	157.2	—
Net change in book overdrafts	—	(10.4)	1.0	—	(9.4)
Capital contribution from parent	—	—	132.4	(132.4)	—
Dividends paid	(5.1)	—	(130.0)	130.0	(5.1)

Net cash provided (used) by financing activities	215.1	(167.6)	49.4	(65.4)	31.5

Net change in cash and cash equivalents	0.6	—	0.5	—	1.1
Beginning cash and cash equivalents	0.4	—	12.2	—	12.6

Ending cash and cash equivalents	$1.0	$—	$12.7	$—	$13.7

RYERSON TULL, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2002

(Dollars in Millions)

	Parent	Guarantor	Non- guarantor	Eliminations	Consolidated
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(96.3)	$7.6	$(66.9)	$59.3	$(96.3)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	25.0	—	25.0
Equity in earnings of subsidiaries	(15.3)	—	(7.6)	22.9	—
Deferred income taxes	(1.6)	—	14.2	—	12.6
Deferred employee benefit cost/funding	(0.1)	—	(3.4)	—	(3.5)
Restructuring and plant closure costs	—	—	(0.7)	—	(0.7)
Gain on the sale of ISC, net of tax	1.7	—	—	—	1.7
Gain on sale of investment in joint venture	—	—	(4.1)	—	(4.1)
(Gain) or loss on sales of assets	—	—	(10.9)	—	(10.9)
Shares received on demutualization of insurance company	(5.1)	—	—	—	(5.1)
Cumulative effect of change in accounting principle	82.2	—	82.2	(82.2)	82.2
Change in:
Accounts receivable	—	—	(108.9)	—	(108.9)
Inventory	—	—	(54.1)	—	(54.1)
Other assets	3.6	—	1.2	—	4.8
Intercompany receivable/payable	288.0	(154.7)	(134.0)	0.7	—
Accounts payable	(0.7)	(0.2)	5.9	(0.7)	4.3
Accrued liabilities	8.2	0.6	2.9	—	11.7
Other items	(0.4)	—	0.1		(0.3)

Net adjustments	360.5	(154.3)	(192.2)	(59.3)	(45.3)

Net cash provided (used) by operating activities	264.2	(146.7)	(259.1)	—	(141.6)
INVESTING ACTIVITIES
Capital expenditures	—	—	(10.5)	—	(10.5)
Unrestricted proceeds from sale of short-term investment	5.7	—	—	—	5.7
Proceeds from the sale of investment in joint venture	—	—	4.1	—	4.1
Loan to related companies			(131.5)	131.5	—
Loan repayment from related companies			261.1	(261.1)	—
Proceeds from sales of assets	—	—	12.0	—	12.0

Net cash provided (used) in investing activities	5.7	—	135.2	(129.6)	11.3
FINANCING ACTIVITIES
Long-term debt issued	—	—	120.0	—	120.0
Proceeds from intercompany borrowing	—	131.5	—	(131.5)	—
Repayment of intercompany borrowing	(261.1)	—	—	261.1	—
Net change in book overdrafts	(0.2)	15.2	(1.9)	—	13.1
Borrowing agreement issuance costs	(5.4)	—	—	—	(5.4)
Dividends paid	(5.2)	—	—	—	(5.2)
Acquisition of treasury stock	(0.1)	—	—	—	(0.1)

Net cash provided (used) by financing activities	(272.0)	146.7	118.1	129.6	122.4

Net change in cash and cash equivalents	(2.1)	—	(5.8)	—	(7.9)
Beginning cash and cash equivalents	2.5	—	18.0	—	20.5

Ending cash and cash equivalents	$0.4	$—	$12.2	$—	$12.6

RYERSON TULL, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2001

(Dollars in Millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$(60.2)	$6.1	$(38.2)	$32.1	$(60.2)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	—	31.8	—	31.8
Equity in earnings of subsidiaries	38.2	—	(6.1)	(32.1)	—
Deferred income taxes	(24.9)	—	17.7	—	(7.2)
Deferred employee benefit cost/funding	(0.4)	—	(1.7)	—	(2.1)
Restructuring and plant closure costs	—	—	16.1	—	16.1
MetalSite write-off	0.5	—	0.5		1.0
(Gain) or loss on sales of assets	—	—	(1.3)	—	(1.3)
Loss on sale of foreign interests	3.3	—	—		3.3
Change in:
Accounts receivable	(0.9)	—	169.7	—	168.8
Inventory	—	—	176.7	—	176.7
Other assets	2.2	—	(0.2)	—	2.0
Intercompany receivable/payable	(93.0)	176.6	(83.1)	(0.5)	—
Accounts payable	(0.2)	(169.3)	147.8	0.5	(21.2)
Accrued liabilities	(21.6)	0.5	(11.9)	—	(33.0)
Other items	3.9	—	(6.2)	—	(2.3)

Net adjustments	(92.9)	7.8	449.8	(32.1)	332.6

Net cash provided (used) by operating activities	(153.1)	13.9	411.6	—	272.4
INVESTING ACTIVITIES
Capital expenditures	—	—	(13.4)	—	(13.4)
Proceeds from the sale of investment in joint venture	—	—	2.9	—	2.9
Investments in non-guarantor subsidiaries	(32.0)	—	—	32.0	—
Loan to related companies	—	—	(437.5)	437.5	—
Proceeds from sales of assets	—	—	5.1	—	5.1

Net cash provided (used) in investing activities	(32.0)	—	(442.9)	469.5	(5.4)
FINANCING ACTIVITIES
Long-term debt retired	(142.2)	—	—	—	(142.2)
Increase/(decrease) in credit facility borrowing	(97.0)	—	—	—	(97.0)
Proceeds from intercompany borrowing	433.9	3.6	—	(437.5)	—
Net change in book overdrafts	—	(17.5)	(5.4)	—	(22.9)
Capital contribution from parent	—	—	32.0	(32.0)	—
Borrowing agreement issuance costs	(3.0)	—	—	—	(3.0)
Dividends paid	(5.2)	—	—	—	(5.2)

Net cash provided (used) by financing activities	186.5	(13.9)	26.6	(469.5)	(270.3)

Net change in cash and cash equivalents	1.4	—	(4.7)	—	(3.3)
Beginning cash and cash equivalents	1.1	—	22.7	—	23.8

Ending cash and cash equivalents	$2.5	$—	$18.0	$—	$20.5

RYERSON TULL, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2003

(Dollars In Millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$1.0	$—	$12.7	$—	$13.7
Restricted cash	—	—	1.1	—	1.1
Receivables less provision for allowances, claims and doubtful accounts	0.2	—	257.6	—	257.8
Inventories	—	—	437.6	—	437.6
Income tax receivable	4.2	—	—	—	4.2
Intercompany receivable	—	130.1	—	(130.1)	—

Total Current Assets	5.4	130.1	709.0	(130.1)	714.4
Investments and advances	940.1	—	55.9	(984.6)	11.4
Intercompany notes receivable	—	3.8	496.8	(500.6)	—
Property, plant and equipment, at cost, less accumulated depreciation	—	—	225.0	—	225.0
Deferred income taxes	68.5	—	77.5	—	146.0
Intangible pension asset	—	—	10.2	—	10.2
Deferred charges and other assets	4.9	—	2.5	—	7.4

Total Assets	$1,018.9	$133.9	$1,576.9	$(1,615.3)	$1,114.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3.1	$87.6	$54.2	$—	$144.9
Intercompany payable	23.5	—	106.6	(130.1)	—
Salaries, wages and commissions	—	—	18.3	—	18.3
Other current liabilities	8.9	1.8	37.1	—	47.8

Total Current Liabilities	35.5	89.4	216.2	(130.1)	211.0
Long-term debt	100.3	—	166.0	—	266.3
Long-term debt—intercompany	500.6	—	—	(500.6)	—
Deferred employee benefits	0.2	—	254.6	—	254.8
Commitments and contingent liabilities

Total Liabilities	636.6	89.4	636.8	(630.7)	732.1

Stockholders' Equity:
Preferred stock	0.1	—	—	—	0.1
Common stock	50.6	—	11.8	(11.8)	50.6
Other stockholders' equity	331.6	44.5	928.3	(972.8)	331.6

Total Stockholders' Equity	382.3	44.5	940.1	(984.6)	382.3

Total Liabilities and Stockholders' Equity	$1,018.9	$133.9	$1,576.9	$(1,615.3)	$1,114.4

RYERSON TULL, INC.

CONDENSED CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2002

(Dollars in Millions)

	Parent	Guarantor	Non-guarantor	Eliminations	Consolidated
ASSETS
Current Assets:
Cash and cash equivalents	$0.4	$—	$12.2	$—	$12.6
Restricted cash	—	—	1.2	—	1.2
Receivables less provision for allowances, claims and doubtful accounts	—	—	228.5	—	228.5
Inventories	—	—	453.6	—	453.6
Intercompany receivable	—	264.3	—	(264.3)	—

Total Current Assets	0.4	264.3	695.5	(264.3)	695.9
Investments and advances	931.1	—	42.6	(966.6)	7.1
Intercompany notes receivable	—	—	437.6	(437.6)	—
Property, plant and equipment, at cost, less accumulated depreciation	—	—	233.0	—	233.0
Deferred income taxes	104.2	—	43.5	—	147.7
Intangible pension asset	—	—	7.4	—	7.4
Deferred charges and other assets	7.3	—	3.1	—	10.4

Total Assets	$1,043.0	$264.3	$1,462.7	$(1,668.5)	$1,101.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3.1	$70.4	$38.7	$—	$112.2
Intercompany payable	234.8	—	29.5	(264.3)	—
Salaries, wages and commissions	—	—	18.6	—	18.6
Other current liabilities	18.4	1.2	40.0	—	59.6

Total Current Liabilities	256.3	71.6	126.8	(264.3)	190.4
Long-term debt	100.4	—	120.0	—	220.4
Long-term debt—intercompany	280.4	157.2	—	(437.6)	—
Deferred employee benefits	0.3	—	284.8	—	285.1
Commitments and contingent liabilities

Total Liabilities	637.4	228.8	531.6	(701.9)	695.9

Stockholders’ Equity:
Preferred stock	0.1	—	—	—	0.1
Common stock	50.6	—	11.8	(11.8)	50.6
Other stockholders’ equity	354.9	35.5	919.3	(954.8)	354.9

Total Stockholders’ Equity	405.6	35.5	931.1	(966.6)	405.6

Total Liabilities and Stockholders’ Equity	$1,043.0	$264.3	$1,462.7	$(1,668.5)	$1,101.5

RYERSON TULL, INC. AND SUBSIDIARY COMPANIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in millions)

	Provisions for Allowances
Year Ended December 31,	Balance at Beginning of Year	Additions Charged to Income	Deductions from Reserves		Balance at End of Year
2003 Allowance for doubtful accounts	$9.9	$5.0	$(3.2	)(A)	$11.7

Valuation allowance—deferred tax assets	0.6	4.5	—		5.1

2002 Allowance for doubtful accounts	$10.7	$7.5	$(6.8	)(A)	$9.9
			(1.5	)(B)

Valuation allowance—deferred tax assets	—	0.6	—		0.6

2001 Allowance for doubtful accounts	$24.5	$7.3	$(20.2	)(A)	$10.7
			(0.9	)(B)

Valuation allowance—deferred tax assets	—	—	—		—

NOTES:

(A) Bad debts written off during the year

(B) Allowances granted during the year